Exhibit 10(b)
DISCRETIONARY COMPENSATION
Because special situations occur in which individual achievement may not be adequately recognized under incentive plans, the Compensation and Governance Committee (the “Committee”) grants authority to the Chief Executive Officer to distribute additional discretionary stock compensation up to an aggregate maximum amount of 125,000 shares of Common Stock and/or cash to eligible participants other than executive officers. Any discretionary stock awards or cash to the Company's executive officers must be approved by the Committee. The stock compensation, which will be awarded under the Company's 2017 Stock Incentive Plan, may be in the form of stock compensation awards, grants of shares pursuant to the Company's Enhanced Severance Plan, and/or outright grants of shares of the Company's Common Stock.  No employee has a guaranteed right to discretionary compensation.